Exhibit 10.77
Loan No. 338603

FORBEARANCE AGREEMENT

THIS FORBEARANCE AGREEMENT ("Agreement") is made as of the 30th day of September, 2013, by and between THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY, a Wisconsin corporation ("Lender"), and TPG-2101 CITYWEST 3 & 4, L.P., a Delaware limited partnership ("Obligor").

R E C I T A L S:

A.    Lender is the legal and equitable owner and holder of that certain Promissory Note (herein, including all modifications, renewals, extensions and assumptions, called the "Note") dated October 7, 2010, in the original principal sum of $95,000,000.00 executed by Obligor and payable to the order of Lender. The Note is secured by, among other things: (i) that certain Deed of Trust and Security Agreement (herein the "Lien Instrument") dated as of October 7, 2010, executed by Obligor in favor of Lender recorded October 13, 2010, as Document No. 20100440051 in the records of Harris County, Texas, covering, inter alia, that certain real property and other property (the "Property") located in the Harris County, Texas, all as described in the Lien Instrument, and (ii) that certain Assignment of Leases and Rents (the "Absolute Assignment") dated as of October 7, 2010, executed by Obligor in favor of Lender, recorded October 13, 2010, as Document No. 20100440052 in the records of Harris County, Texas.

B.    The Lien Instrument, the Absolute Assignment and any and all other instruments and documents, whenever executed, in connection with or as security for the Note are herein collectively called the "Security Instruments." The indebtedness evidenced by the Note, and monetary obligations of the Security Instruments are sometimes herein collectively called the "Indebtedness."

C.    Obligor has advised Lender that TPG/CalSTRS, LLC, which holds all of the equity interests in Obligor, is liquidating and that as a result of such liquidation, all of the interests of CALSTRS (as defined in the Lien Instrument) in Obligor will be transferred to TPG (as defined in the Lien Instrument) or an affiliate of TPG on September 30, 2013 (the " Liquidation Transaction"). The Liquidation Transaction is a violation of the Prohibition on Transfer/One Time Transfer provisions of the Lien Instrument, and Lender will have the right to immediately accelerate the Indebtedness and the right, pursuant to the Note, the Security Instruments and applicable law, to pursue certain remedies against the Property, including, without implied limitation, foreclosure of the liens and security interests created therein by the Security Instruments.

D.    Obligor has informed Lender that Thomas Properties Group, Inc. (“TPGI”) has entered into an Agreement and Plan of Merger with Parkway Properties, Inc. pursuant to which TPGI and Parkway Properties, Inc. will merge in a stock for stock transaction in which Parkway Properties, Inc will be the surviving entity. Obligor has informed Lender that such merger transaction (the " Merger Transaction") is required to close on or before March 1, 2014

E.    Obligor has requested Lender to forbear from exercising its remedies under the Note and Security Instruments due to the anticipated default on September 30, 2013 (the "Anticipated Default") until and including March 1, 2014, and Lender has agreed to so forbear in consideration of the execution of this Agreement and pursuant to the terms, conditions and agreements set forth herein.

W I T N E S S E T H:

FOR AND IN CONSIDERATION of the foregoing premises, the mutual covenants and agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

Article 1
Forbearance

Section 1.01. Forbearance. Lender shall forbear from exercising its remedies under the Note and Security Instruments due to the Anticipated Default until and including March 1, 2014. Notwithstanding the foregoing, Lender shall have the continuing right to exercise any and all other rights and recourses under the Security Instruments and applicable law arising from events other than the Anticipated Default. The forbearance set forth herein is undertaken solely at the request of Obligor and is without prejudice to the rights of the Lender in any manner, and the Lender does not waive, relinquish, diminish or otherwise impair its rights, remedies or recourses pursuant the instruments evidencing the Indebtedness, the Security Instruments or applicable law.

Section 1.02.    Conditions to Forbearance. The obligation of Lender to forbear under Section 1.01 of this Agreement is conditioned upon the following:

a.	Obligor paying to Lender within two (2) business days after the date hereof a non-refundable fee of 0.5% of the outstanding balance of the Loan; and

b.	Thomas Properties Group, L.P. executing Lender's form of Guarantee guaranteeing all obligations of the Obligor under the Note and Security Instruments (the "TPG Guarantee").

In addition, Obligor shall promptly provide all information reasonably requested by Lender in relating to the Liquidation Transaction, the Merger Transaction and the Property.

Section 1.03.    Revocation of Forbearance. Lender may revoke the forbearance set forth in Section 1.01 above and may immediately exercise all of its rights and remedies under the Note and Security Instruments due to the Anticipated Default or otherwise, including without limitation, the right to immediately accelerate the Indebtedness and continue, institute, conduct and/or complete any foreclosure sale of the Property, or any portion thereof, under the Security Instruments or applicable law, at any time and at its sole discretion, in the event Obligor is in default hereunder or otherwise under the Note or the Security Instruments beyond any applicable notice and cure periods (except for the Anticipated Default). Any revocation of forbearance as herein set forth shall not modify, waive or relinquish any assignment, pledge, release, indemnification, waiver or other right given to or in favor of Lender contained in this Agreement, the Note, the Security Instruments, or pursuant to applicable law.

Section 1.04.    No Reinstatement. Nothing contained herein, nor any action taken or omitted by Lender pursuant to this Agreement, nor any payments in respect of the Indebtedness accepted by Lender pursuant hereto or otherwise, shall be deemed to be a modification of or an agreement to be a reinstatement of or any agreement to reinstate the Indebtedness or any part thereof. Any reinstatement of the Indebtedness shall be evidenced by, and only effective upon, the express written agreement of Lender to so reinstate such Indebtedness, or any part thereof.

Section 1.05.    Release. Obligor hereby releases, acquits and forever discharges Lender, and each of Lender's subsidiaries, divisions, partners, affiliated entities, trustees, beneficiaries, officers, directors, agents, employees, servants, attorneys and representatives, as well as their respective heirs, executors, legal representatives, administrators, successors and assigns (herein collectively called the "Released Parties") from any and all claims, demands, debts, liabilities, contracts, agreements, obligations, accounts, defenses, suits or offsets against the Indebtedness evidenced by the Note, as amended, or the Security Instruments, as amended, actions, causes of action or claims for relief of whatever kind or nature, whether known or unknown, suspected or unsuspected by Obligor which Obligor may have or which may hereafter accrue against the Released Parties, for or by reason of any matter, cause or thing whatsoever occurring prior to the date of this Agreement, which relate to, in whole or in part, directly or indirectly (a) the Note, the Security Instruments, the Indebtedness or the loan transaction evidenced thereby, or (b) any notices of default in reference to the Note or the Security Instruments (including without implied limitation notice of default and intent to accelerate and notice of acceleration) or any other matter pertaining to the collection or enforcement by the Released Parties of the Indebtedness or the Security Instruments or any right or remedy under the Note, the Security Instruments or the loan transaction evidenced thereby, or (c) any purported oral agreements or understandings by and between the Released Parties and Obligor in reference to the Note or the Security Instruments.

Article 2
Cure of Anticipated Default

Section 2.01.    Cure of Anticipated Default. The Anticipated Default will be deemed cured and the TPG Guarantee will be automatically released (without the necessity of any action by Lender) if each of the following conditions are met on or before March 1, 2014:

a.	There are no defaults in the terms and conditions of any of the Loan Documents (as defined in the Lien Instrument) or this Agreement, other than the Anticipated Default;

b.	All conditions of a one-time transfer of the Property (at pages 18-22 of the Lien Instrument) have been met or waived in writing by Lender;

c.
Lender has consented to the Merger Transaction and such Merger Transaction (including the granting of Lender's consent thereto and satisfaction of all conditions to Lender's consent thereto) closes on or before March 1, 2014; and

d.	Obligor pays to Lender on or before the date of Lender's consent to the Merger Transaction a non-refundable fee of 0.5% of the then outstanding balance of the Loan.

Section 2.02.    Failure to Cure Anticipated Default. Lender shall have the right to withhold its consent to the Merger Transaction in accordance with the Security Instruments, and nothing herein shall be deemed to imply Lender's consent to the Merger Transaction; however, Lender agrees that if, on the date of the closing of the Merger Transaction, there has been no material adverse change in the net worth or liquidity of Parkway Properties, Inc., compared to its net worth and liquidity as reflected in the Pro Forma Financial Statements reflecting the projected net worth of more than $1 billion and liquidity of more than $64 million of Parkway Properties, Inc. after the Merger Transaction as provided by Obligor to Lender on or about October 2, 2013, and if Parkway Properties is not then subject to any bankruptcy, reorganization or insolvency proceedings or any criminal charges or proceedings and there is no litigation or claim between Parkway Properties, Inc. and Lender as of such date, then Lender will approve Parkway Properties, Inc. as an acceptable transferee/Creditworthy Party under the Loan. Obligor's failure to cure the Anticipated Default pursuant to Section 2.01 above by the time and in the manner set forth herein shall be a default under this Agreement, the Note and the Security Instruments.

Article 3
Liability

The forbearance undertaken by Lender pursuant to the terms of this Agreement is specifically conditioned upon the following: Lender shall not be liable for any damage to Obligor or any person or property of or relating to Obligor or any person, including, without implied limitation, its respective successors and assigns, agents and employees, resulting from or arising out of any action taken, deferred or not taken by Lender, or its trustees, directors, officers, agents, attorneys or employees, in connection with the Note, the Security Instruments, this Agreement or otherwise. Lender shall not have any duty to take any action with respect to the Property. Nothing contained herein and no act or omission by Lender or its trustees, directors, officers, agents or employees to act shall ever be deemed to constitute Lender or its trustees, directors, officers, agents, attorneys or employees, the agent, trustee or other fiduciary, partner, venturer, manager, director or party in control of Obligor or any of its properties.

Article 4
Covenants and Representations

As a material inducement to the execution and delivery by Lender of this Agreement, Obligor hereby represents and warrants to Lender as follows:

a.    Each of the statements contained in the Recitals A, B, C, D and E is true and correct;

b.    There are no liens affecting the Property other than the Security Instruments and other than liens expressly permitted by the Security Instruments, and in connection with the Liquidation Transaction and/or in anticipation of the Merger Transaction, Obligor shall not grant or permit any liens affecting the Property other than the Security Instruments, except as may be expressly permitted by the Lien Instrument;

c.    In connection with the Liquidation Transaction and/or in anticipation of the Merger Transaction, neither Obligor nor any direct or indirect owner of Obligor shall grant or permit a security interest in or other encumbrance on the direct or indirect ownership interests in Obligor.

d.    The undersigned representative of Obligor is fully authorized to execute, deliver and perform this Agreement on behalf of Obligor; and

e.    The execution, delivery and performance of this Agreement by Obligor does not violate or constitute a breach of the partnership agreement of Obligor or any other agreement to which Obligor is a party or by which it is affected.

Article 5
Miscellaneous

Section 5.01.    Validity of Instruments. The Note and the Security Instruments are valid and subsisting and in full force and effect, shall continue so to be and have not been altered, amended, modified or rescinded in any way.

Section 5.02.    Number and Gender of Words. Whenever herein the singular number is used, the same shall include the plural where appropriate, and vice versa, and words of any gender shall include each other gender where appropriate.

Section 5.03.    Choice of Law. The laws of the State of Texas shall govern the validity, construction, enforcement and interpretation hereof and of the obligations, liabilities, rights, remedies, powers and privileges of the parties hereto under this Agreement.

Section 5.04.    Invalid Provisions. If any provision hereof is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provisions shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part thereof. The remaining provisions hereof shall continue in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance therefrom.

Section 5.05.    Entirety and Amendments. This Agreement embodies the entire Agreement between the parties hereto concerning the matters dealt with herein and supersedes all prior agreements or understandings as may relate to the proposed transaction contemplated hereby. This instrument may be amended only by an instrument in writing executed by the parties hereto.

Section 5.06.    Remedies Supplemental. The rights and remedies of Lender contained herein are supplemental to all rights and remedies in favor of Lender contained in the Note and the Security Instruments, and may be pursued singly, together, or in lieu of any such other rights and remedies.

Section 5.07.    Captions. The captions of the sections herein are inserted for convenience of reference only and shall not be used in construing the terms and provisions hereof.

Section 5.08.    Counterparts. This Agreement may be executed in counterparts by the parties hereto, which together shall constitute one agreement effective as of the date each party hereto has executed a counterpart hereof.

EXECUTED as of the date set forth hereinabove.

LENDER:    THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY, a Wisconsin corporation

By: Northwestern Mutual Real Estate Investments, LLC, a Delaware limited liability company, its wholly-owned affiliate and authorized representative

By:/s/ Michael P. Cusick______________________
Its: Managing Director

OBLIGOR:    TPG-2101 CITYWEST 3 & 4, L.P., a Delaware
limited partnership

By:    TPG-2101 CityWest 3 & 4 GP, LLC, a
Delaware limited liability company,
its general partner

By:    /s/James A. Thomas
Name:    James A. Thomas
Its:    President